EXHIBIT 10.63

REIMBURSEMENT AGREEMENT

Between

COMERICA BANK

and

PROVENA FOODS, INC.,

a California corporation

Dated as of December 1, 2003

Irrevocable Direct Pay Letter of Credit No. 588223-43

$6,378,750.00

-i-

-ii-

-iii-

REIMBURSEMENT AGREEMENT

THIS REIMBURSEMENT AGREEMENT (the “Agreement”), is dated as of December 1, 2003, by and between PROVENA FOODS, INC., a California corporation (the “Obligor”), and COMERICA BANK (the “Credit Bank”).

WITNESSETH

WHEREAS, the Obligor proposes to (a) refinance the cost of acquisition and construction of an approximately 87,850 square foot building in the Crossroads Commercial Industrial Park located in Lathrop, California (collectively, the “Project”), (b) refinance existing indebtedness to Credit Bank, and (c) finance the costs of issuance of the Bonds (defined below);

WHEREAS, in order to refinance the cost of acquisition and construction of the Project, to refinance the existing indebtedness to Credit Bank and to finance to costs of issuance of the Bonds, the Obligor will issue Provena Foods Inc. Variable/Fixed Rate Demand Bonds, Series 2003A (the “Bonds”), in the principal amount of $6,300,000;

WHEREAS, in order to provide for the authentication and delivery of the Bonds, to establish and declare the terms and conditions upon which the Bonds are to be issued and secured, and to secure the payment of the principal thereof and of the interest and premium, if any, thereon, the Obligor has entered into an Indenture (the “Indenture”), dated as of December 1, 2003, between the Obligor and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, having a corporate trust office in the City of San Francisco, California (the “Trustee”);

WHEREAS, pursuant to the Indenture, the Trustee will make certain disbursements according to the terms more specifically set forth in the Indenture;

WHEREAS, the Obligor has requested that the Credit Bank issue in favor of the Trustee, for the account of the Obligor, a direct-pay letter of credit (the “Letter of Credit”) in an initial stated amount of $6,378,750.00, which Letter of Credit is to be available to be drawn upon to provide funds for the payment of principal and interest on the Bonds when due and payable;

WHEREAS, the Obligor will be responsible for the reimbursement of amounts drawn under the Letter of Credit and for certain fees and amounts due with respect to the Letter of Credit and this Agreement;

WHEREAS, the Credit Bank has agreed to issue the Letter of Credit on the terms and subject to the conditions contained herein;

WHEREAS, any Bonds purchased by the Credit Bank by application of amounts drawn under the Letter of Credit pursuant to a Principal Drawing or an Interest Drawing (as defined herein) on the Letter of Credit shall be reflected on the records of the Trustee as being held for the account of the Credit Bank until the Credit Bank has been reimbursed for the amount so drawn and interest accrued thereon in accordance with this Agreement, which reimbursement may be satisfied by the payment of the principal and interest represented by the Bonds so held by or for the account of the Credit Bank, as provided herein and in such Bonds, or the payment to the Credit Bank pursuant to the terms of that certain Offering and Remarketing Agreement dated as of December 1, 2003 (the “Remarketing Agreement”), between the Obligor and RBC Dain Rauscher, Inc., a New York corporation, as remarketing agent, following the remarketing of the Bonds.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS. For purposes of this Agreement, capitalized terms used herein which are not defined herein shall have the meanings set forth in the Indenture. In addition, the following terms shall have the following meanings:

“Agreement” shall mean this Reimbursement Agreement, including any Exhibits hereto, as the same may be supplemented, amended or amended and restated from time to time.

“Base Rate” shall mean the per annum rate of interest publicly announced from time to time by the Credit Bank as its “reference rate” or “prime rate.”

“Bonds” shall have the meaning set forth in the second WHEREAS clause hereof.

“Bond Documents” shall mean, at any time, each of the following as in effect or as outstanding, as the case may be, at such time: (i) the Bonds; (ii) the Indenture; (iii) the Remarketing Agreement; (iv) this Agreement; (v) the Deed of Trust; (vi) the Security Agreement; and (ix) any other agreements, instruments, certificates or other documents executed in connection with the foregoing (other than the Environmental Indemnity).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, or (ii) a day on which the banking institutions in (a) New York, New York or (b) San Francisco, California or (c) the cities in which the Trustee or the Tender Agent (as defined in the Indenture) have their respective principal offices are authorized or required by law to close, or (iii) a day on which the New York Stock Exchange is closed.

“Cash Flow Coverage Ratio” shall mean the ratio, determined as of any applicable date of determination by annualizing amounts determined from the most recently received monthly financial statements, (a) the numerator of which is net income plus depreciation plus amortization, and (b) the denominator of which is the current portion of long term debt for the same period of determination.

“Chino Deed of Trust” shall mean that certain Deed of Trust, Security Agreement and Fixture Filing (with Assignment of Leases) (Chino), dated as of December 1, 2003, made by the Obligor for the benefit of the Credit Bank, securing the obligations of the Obligor hereunder, and recorded concurrently with the execution of this Agreement in the Official Records of San Bernardino County, California, as the same may be supplemented, amended or amended and restated from time to time.

“Chino Property” shall mean the real property described in “Exhibit A” attached to the Chino Deed of Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations, rulings and proclamations promulgated or issued thereunder.

“Credit Bank” shall mean Comerica Bank, and its successors and assigns, as issuer of the Letter of Credit or any substitute Letter of Credit.

“Credit Provider Rate” shall mean one and one-half percent (1.50%) in excess of the Base Rate during any period that interest accrues at such rate pursuant to the terms of this Agreement, each change in such Base Rate to become effective on the date such change is announced by the Credit Bank, such rate to be calculated on the basis of actual number of days elapsed and a 360-day year. In each case, the Credit Provider Rate shall change when and as the Base Rate changes.

“Current Liabilities” shall mean, as of any applicable date of determination, (i) all liabilities of Obligor and any Person whose financial results are consolidated with those of Obligor that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the Bonds classified as current, plus (ii) to the extent not otherwise included, all liabilities of Obligor and any such other Person to any of its affiliates (including without limitation officers, directors, shareholders, subsidiaries and commonly held companies), whether or not classified as current in accordance with GAAP, unless the same shall be the long term portion of Subordinated Debt.

“Date of Issuance” has the meaning set forth in Section 2.1 hereof.

“Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation of liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, excepting such liabilities as shall be Subordinated Debt.

“Deed of Trust” shall mean, collectively, the Chino Deed of Trust and the Lathrop Deed of Trust.

“Disbursement Fund” shall mean the fund by that name established pursuant to Section 6.05 of the Indenture.

“Drawing” shall mean a drawing under the Letter of Credit in accordance with its terms, and shall include a “Purchase Drawing,” a “Principal Drawing” and an “Interest Drawing” under the Letter of Credit.

“Drawing Fee” shall mean the fee described in Section 2.4 hereof.

“Effective Tangible Net Worth” shall mean Tangible Net Worth as of any applicable date of determination, increased by the long term portion of Subordinated Debt, if any, of Obligor and or any Persons whose financial results are consolidated with those of Obligor and decreased by the value of the following, determined in accordance with GAAP: subscription lists, organization expenses, trade accounts receivable converted to notes and money due to Obligor or any Person whose financial results are consolidated with those of Obligor from affiliates (including without limitation officers, directors, subsidiaries and commonly held companies).

“Environmental Indemnity” shall mean that certain Environmental Indemnity of even date herewith made by the Obligor and relating to the Property, as the same may be supplemented, amended or amended and restated from time to time.

“Environmental Law” shall mean any federal, state, local or other law, ordinance, statute, directive, rule, order or regulation an object of which is to regulate or improve health, safety or the environment.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall have the meaning set forth in Article 11 hereof.

“Expiration Date” shall mean the “Expiration Date” as that term is defined in the Letter of Credit.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Hazardous Materials” shall mean any flammable explosives, radioactive materials, asbestos, petroleum, petroleum by-products, organic compounds known as polychlorinated biphenyls, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definition of “hazardous substances,” “hazardous materials,” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; or the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.; or any applicable law relating to radioactive and/or nuclear materials or substances or any applicable California law; or any other Environmental Law; and in the regulations adopted, published and/or promulgated pursuant to said laws.

“Indenture” shall have the meaning set forth in the third WHEREAS clause hereof, as the same may be supplemented or amended from time to time.

“Interest Drawing” shall mean a Drawing under a Letter of Credit to pay interest on the applicable Bonds (other than applicable Bonds registered in the name of the Obligor) when due and payable by the Issuer pursuant to the applicable Indenture.

“Lathrop Deed of Trust” shall mean that certain Deed of Trust, Security Agreement and Fixture Filing (with Assignment of Leases) (Lathrop), dated as of December 1, 2003, made by the Obligor for the benefit of the Credit Bank, securing the obligations of the Obligor hereunder, and recorded concurrently with the execution of this Agreement in the Official Records of San Joaquin County, California, as the same may be supplemented, amended or amended and restated from time to time.

“Lathrop Property” shall mean the real property described in “Exhibit A” attached to the Lathrop Deed of Trust.

“Letter of Credit” shall mean the Letter of Credit issued by the Credit Bank pursuant to this Agreement to support the Bonds, as more particularly described in the fifth WHEREAS clause hereof, and any amended Letter of Credit or any substitute therefor issued to support the Bonds.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.2.

“Obligor” shall mean Provena Foods, Inc., a California corporation.

“Offering Memorandum” shall mean the Offering Memorandum relating to the delivery and sale of the Bonds, including without limitation any supplement to such Offering Memorandum.

“PBGC” shall mean Pension Benefit Guaranty Corporation.

“Person” shall mean an individual, association, unincorporated organization, corporation, limited liability company, partnership, joint venture, trust, government or any governmental agency or political subdivision or any other entity or organization.

“Plan” shall mean an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Obligor for employees of the Obligor or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Obligor is then making or accruing an obligation to make contributions or has within the preceding five years made contributions.

“Principal Drawing” shall mean a Drawing under a Letter of Credit to pay principal of the Bonds (other than Bonds registered in name of the Obligor) required to be made by the Obligor upon the maturity thereof, upon acceleration or upon the optional or mandatory redemption thereof, all pursuant to the Bonds and the Indenture.

“Project” shall have the meaning set forth in the first WHEREAS clause hereof.

“Property” shall mean, collectively, (i) the Chino Property, and (ii) the Lathrop Property.

“Purchase Drawing” shall mean a Drawing under the Letter of Credit to pay the purchase price of the Bonds following a failure to remarket any of the Bonds as set forth in Section 6.04 of the Indenture.

“Quick Ratio” shall mean, as of any applicable date of determination, that aggregate amount of all unrestricted cash, certificates of deposit, marketable securities and non-affiliate accounts receivable divided by Current Liabilities.

“Reimbursement Deposit Account” shall have the meaning set forth in Section 8.1 hereof.

“Remarketing Agent” shall mean RBC Dain Rauscher, Inc., a New York corporation, as Remarketing Agent under the Remarketing Agreement, or any successor to it as remarketing agent.

“Remarketing Agreement” shall mean the Offering and Remarketing Agreement dated as of December 1, 2003, between the Obligor and the Remarketing Agent, and any successor remarketing agreement entered into by the Obligor and a successor remarketing agent in accordance with the provisions of the Indenture.

“Restrictions” shall have the meaning set forth in Section 7.4 hereof.

“Security Agreement” shall mean, that certain Security Agreement dated as of December 1, 2003, executed by the Obligor in favor of the Credit Bank, as the same may be supplemented, amended or amended and restated from time to time.

“Special Counsel” shall mean Sheppard, Mullin, Richter & Hampton LLP.

“Stated Amount” shall mean the amount set forth in the Letter of Credit as the “Stated Amount”, as such amount is reduced and reinstated from time to time in accordance with the Letter of Credit.

“Subordinated Debt” shall mean indebtedness of Obligor to third parties which has been subordinated to all Indebtedness owing by Obligor to the Credit Bank pursuant to a subordination agreement in form and content satisfactory to the Credit Bank.

“Tangible Net Worth” shall mean, as of any applicable date of determination, the excess of: (i) the net book value of all assets of Obligor and any Persons whose financial results are consolidated with those of Obligor (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and similar intangible assets) after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), over (ii) Total Liabilities of Obligor and any Persons whose financial results are consolidated with those of Obligor.

“Transfer Certificate” shall have the meaning assigned to that term in the Letter of Credit.

“Transfer Fee” shall mean the fee described in Section 2.5 hereof.

“Trustee” shall mean U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, having a corporate trust office in the City of San Francisco, California, in its capacity as trustee under the Indenture, and any other bank or trust company at any time substituted in its place pursuant to and in accordance with the Indenture.

“Uniform Customs and Practice” means the Uniform Customs and Practice for Documentary Credits approved by the International Chamber of Commerce and in effect and adhered to by the Credit Bank as of the date of issuance of the Letter of Credit.

ARTICLE 2. LETTER OF CREDIT: FEES: REIMBURSEMENT.

SECTION 2.1 Amount and Terms of the Letter of Credit. The Credit Bank agrees, upon at least 24 hours’ prior notice from the Obligor to the Credit Bank and on the terms and subject to the conditions hereinafter set forth, including, without limitation, the conditions set forth in Article 4 hereof, to issue the Letter of Credit on the date of delivery specified herein (the “Date of Issuance”), provided such date of delivery is not later than December 31, 2003, effective upon such delivery date and expiring on the Expiration Date. The Letter of Credit will be issued in an initial Stated Amount of $6,378,750.00 representing the aggregate principal amount represented by the Bonds as of the Date of Issuance, plus interest on such principal amount for a period of 45 days at a rate of ten percent (10%) per annum based on a 360-day year. The Letter of Credit shall be issued to the Trustee for the account of the Obligor, and shall be substantially in the form of Exhibit A hereto, with such changes to the form set forth in Exhibit A as the Obligor and the Credit Bank shall agree in writing are necessary or advisable.

SECTION 2.2 Letter of Credit Fee. The Obligor shall pay to the Credit Bank an annual, nonrefundable letter of credit fee (the “Letter of Credit Fee”) for the Letter of Credit, computed on the basis of a 360-day year for the actual number of days elapsed, due under the terms of this Agreement. The Letter of Credit Fee for the period from the Date of Issuance through March 31, 2004, is payable in advance on the Date of Issuance, and the Letter of Credit Fee is thereafter payable quarterly in advance one (1) Business Day prior to the first day of each April, July, October and January, commencing with the first Business Day prior to April 1, 2004. The Letter of Credit Fee shall be one and one-half percent (1.50%) per annum of the Stated Amount.

SECTION 2.3 Intentionally Omitted.

SECTION 2.4 Drawing Fee. The Obligor shall pay to the Credit Bank for each drawing on the Letter of Credit on the date thereof a nonrefundable drawing fee (the “Drawing Fee”) in an amount equal to the usual and customary fee charged by the Credit Bank to its customers for a draw under a letter of credit.

SECTION 2.5 Letter of Credit Transfer Fee. Any transfer of the Letter of Credit by the Trustee or issuance of a substitute Letter of Credit shall be made by, and be only effective upon, (a) in the case of such a transfer, the Trustee providing the Credit Bank with a Transfer Certificate in accordance with the Letter of Credit and (b) in the case of such a transfer or such an issuance, payment to the Credit Bank by the Obligor of a transfer fee (the “Transfer Fee”) of $1,500 for each transfer or issuance and of the costs payable to the Credit Bank in respect of each such transfer or issuance. No Transfer Fee shall be due in the event of a transfer or substitution due to: (a) non-renewal of the Letter of Credit; (b) a downgrading of the Letter of Credit; or (c) an increase in costs associated with the Letter of Credit.

SECTION 2.6 Reduction and Reinstatement of the Stated Amount. The Stated Amount shall be automatically reduced and reinstated as specified in the Letter of Credit; provided that the Letter of Credit shall be reinstated to the extent the Credit Bank is paid the full sale price with respect to Bonds (or portions thereof) purchased on its behalf which have been resold pursuant to the terms of the Remarketing Agreement.

SECTION 2.7 Reimbursement of Principal Drawings and Interest Drawings under the Letter of Credit.

(a) If a Principal Drawing or Interest Drawing under the Letter of Credit is repaid at or prior to 1:00 p.m. (Pacific time) on the same day on which it is made, no interest shall be payable on such Drawing. The Obligor hereby agrees to pay to the Credit Bank the amount of each Principal Drawing and each Interest Drawing under the Letter of Credit after such Drawing has been paid by the Credit Bank, but no later than 1:00 p.m. (Pacific time) on the first Business Day following the date of payment by the Credit Bank.

(b) The Credit Bank shall maintain in accordance with sound banking practices an account or accounts evidencing the indebtedness of the Obligor resulting from each Principal Drawing and each Interest Drawing under the Letter of Credit and the interest accruing thereon, and in any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Obligor therein recorded.

SECTION 2.8 Reimbursement of Purchase Drawings under the Letter of Credit.

(a) The Obligor’s obligation to reimburse the Credit Bank for any unreimbursed amounts drawn under the Letter of Credit in respect of any Purchase Drawing thereunder shall be secured in part by the purchased Bonds. The obligation of the Obligor under this Agreement and under the Indenture in respect of such Bonds purchased with the proceeds of a Purchase Drawing under the Letter of Credit shall be satisfied by the payment of such Bonds in accordance with their terms and the terms of the Indenture and the subsequent payment to the Credit Bank of all such payments, or the reimbursement of the Credit Bank pursuant to the terms of the Remarketing Agreement following the remarketing of the Bonds.

(b) In the event that any Bonds are registered in the name of the Obligor or the Credit Bank, on the date on which the Letter of Credit expires for any reason, the principal amount of such Bonds and the interest accrued thereon shall thereupon be paid by the Obligor immediately to the Credit Bank; provided that nothing herein contained shall affect any right that the Credit Bank may have hereunder or under the Indenture or the Bonds upon the occurrence of an Event of Default hereunder or thereunder.

SECTION 2.9 Extension of the Term of the Letter of Credit. The term of the Letter of Credit may be extended for up to three (3) periods of five (5) years each at the request of the Obligor and at the option of the Credit Bank. Consideration for extension of the term of the Letter of Credit shall be given during the twelve (12) month period prior the end of each five (5) year period, and in connection with such extension the Credit Bank may review such matters and, at the Obligor’s sole cost and expense, obtain such appraisals and environmental studies of the Project as it deems necessary in its sole and absolute discretion.

ARTICLE 3. PROVISIONS RELATING TO THE LETTER OF CREDIT.

SECTION 3.1 Interest. The Obligor hereby agrees to pay interest at the Credit Provider Rate on any and all amounts required to be paid by the Obligor under this Agreement from and after the due date thereof until paid in full, whether before or after the expiration of the Letter of Credit or this Agreement, at the stated Expiration Date of the Letter of Credit or otherwise, such interest to be payable on demand. Notwithstanding anything herein to the contrary, to the extent permitted by law, if at any time the Credit Provider Rate exceeds any statutory or constitutional interest rate limitation or restriction and the Credit Bank shall not receive payment at the Credit Provider Rate, any subsequent reduction in the Credit Provider Rate shall not reduce the rate of interest utilized for the calculation of amounts payable to the Credit Bank hereunder until the total amount due if the Credit Provider Rate had at all times been utilized has been paid to the Credit Bank.

SECTION 3.2 Increased Costs. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit, capitalization or similar requirement against letters of credit issued by the Credit Bank or (ii) impose on the Credit Bank any other condition relating, directly or indirectly, to this Agreement or the Letter of Credit or the holding or owning of any Bonds by the Credit Bank or the purchasing thereof, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Credit Bank of issuing or maintaining the Letter of Credit, or of purchasing any Bonds, then, upon demand by the Credit Bank, the Obligor shall, upon not less than ten (10) days’ prior notice from the Credit Bank (which notice shall specify in reasonable detail the circumstances giving rise to the increase and the method of calculating the increase), pay to the Credit Bank, from time to time as specified by the Credit Bank, such additional amounts as shall be demanded by the Credit Bank as sufficient to compensate the Credit Bank for such increased cost, together with interest at the Credit Provider Rate on amounts required to be paid under this Section 3.2 from the due date of such payment following not less than ten (10) days’ prior notice until payment in full thereof.

SECTION 3.3 Net Payments. All payments under this Agreement shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments (after deduction or withholding for or on account of a proportionate share, attributable to the transactions contemplated by this Agreement, of any future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government, any political subdivision or any taxing authority other than any tax on or measured by the overall net income of the Credit Bank pursuant to the income tax laws of the United States or the jurisdiction where the Credit Bank’s principal office is located (collectively, the “Taxes”)) shall not be less than the amounts otherwise specified to be paid under this Agreement. A certificate as to any additional amounts payable to the Credit Bank under this Section 3.3 submitted to the Obligor by the Credit Bank shall show in reasonable detail the amount payable and the calculations used to determine in good faith such amount and shall be conclusive absent manifest error. Any amounts payable by the Obligor under this Section 3.3 with respect to past payments shall be due within ten (10) days following receipt by the Obligor of such certificate from the Credit Bank; any such amounts payable with respect to future payments shall be due concurrently with such future payments. With respect to each deduction or withholding for or on account of any Taxes, the Obligor shall promptly furnish to the Credit Bank such certificates, receipts and other documents as may be required (in the reasonable judgment of the Credit Bank) to establish any tax credit to which the Credit Bank may be entitled. Without in any way affecting any of its rights under this Section 3.3, the Credit Bank agrees that, upon its becoming aware that any of the present or future payments due to it under this Agreement would be subject to deduction for Taxes, it will notify the Obligor in writing and the Credit Bank further agrees that it will use reasonable efforts not disadvantageous to it (in its sole determination) in order to avoid or minimize, as the case may be, the payment by the Obligor of any additional amounts for Taxes pursuant to this Section 3.3.

SECTION 3.4 Security.

(a) The Obligor, in order to secure its obligations to make payments to the Credit Bank pursuant to the terms of this Agreement and to perform all of its other covenants and agreements under this Agreement, has pledged, assigned and granted to the Credit Bank (and hereby pledges, assigns and grants to the Credit Bank to secure such obligations) a lien on and security interest in the trust estate created by the Indenture, subordinate only to the lien granted under the Indenture to the owners of the Bonds and to the Trustee for its reasonable compensation, expenses, charges, counsel fees and other disbursements incurred in the performance of its powers and duties under the Indenture.

(b) As additional security for the Obligor’s performance of its obligations to the Credit Bank under this Agreement (but excluding any obligations under the Environmental Indemnity), the Obligor agrees to grant to the Credit Bank first priority deeds of trust (collectively, the “Deed of Trust”), encumbering the Property and all improvements now existing or hereafter constructed thereon.

(c) As additional security for the Obligor’s performance of its obligations to the Credit Bank under this Agreement, the Obligor agrees to grant to the Credit Bank a first priority security interest in all of the following property owned by the Obligor (the “Collateral”): all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, goods (including fixtures), instruments (including promissory notes), inventory, investment property (including securities and securities entitlements), letter of credit rights, money, and all of the Obligor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records, including without limitation any of the foregoing located in or on, related to, or to be used in connection with, the Property and any of the property and facilities comprising the Project; and any proceeds of the foregoing, all pursuant to a Security Agreement in form and substance satisfactory to the Credit Bank. The Obligor shall execute and deliver to the Credit Bank all such documents and instruments, including without limitation the Security Agreement referred to in the preceding sentence, and do all such other acts and things, as may be necessary or required by the Credit Bank to perfect or otherwise enable the Credit Bank to exercise and enforce its rights in the personal property of the Obligor encumbered for the benefit of the Credit Bank.

SECTION 3.5 Place and Manner of Payment; Computation of Interest. All payments by the Obligor to the Credit Bank hereunder, including without limitation reimbursement of Principal Drawings and Interest Drawings pursuant to Sections 2.7 hereof and reimbursement of Purchase Drawings pursuant to Sections 2.8 hereof, shall be made to the Credit Bank at its International Trade Services Department, 201 Spear Street, Suite 200, San Francisco, CA 94105, in lawful currency of the United States in immediately available funds not later than 1:00 p.m. (Pacific time) on the date due, without set-off, counterclaim or deduction of any kind. In the event that the date specified for any such payment hereunder is not a Business Day, such payment shall be made not later than the next following Business Day. The Obligor shall pay interest on any such payment not made on the due date, at the Credit Provider Rate, to the Business Day on which such payment is made. Computations of interest hereunder shall be made by the Credit Bank and the Obligor on the basis of actual days elapsed and a 360-day year.

ARTICLE 4. CONDITIONS PRECEDENT TO ISSUANCE OF THE LETTER OF CREDIT.

SECTION 4.1 Documents to be Received. The Credit Bank’s obligation to issue the Letter of Credit as set forth in Section 2.1 hereof is subject to the conditions precedent that, on or prior to the Date of Issuance, the Credit Bank shall receive the following documents, all in form and substance satisfactory to the Credit Bank and its Special Counsel:

(a) a copy of the resolution or resolutions of Obligor, certified as of the date of the delivery of the Bonds by an authorized officer of Obligor, authorizing, among other things, the execution, delivery and performance by Obligor of this Agreement and the Bond Documents to which Obligor is a party and authorizing Obligor to obtain the issuance of the Letter of Credit and certified copies of all other documents evidencing any other action of Obligor taken with respect thereto;

(b) a certificate, signed by a duly authorized officer of Obligor, dated the date of the delivery of the Bonds, to the effect that:

(i) The representations and agreements of Obligor contained in this Agreement and each of the Bond Documents to which it is a party are true, complete and correct in all material respects as of the Date of Issuance;

(ii) To such officer’s knowledge, the Obligor has complied with all agreements, covenants and conditions to be complied with by the Obligor at or prior to the Date of Issuance under this Agreement and each of the other Bond Documents to which it is a party;

(iii) To such officer’s knowledge, no event affecting the Obligor has occurred since the date of the Offering Memorandum which either makes untrue or incorrect in any material respect, as of the Date of Issuance, the statements or information contained in Offering Memorandum concerning the Obligor or is not reflected in the Offering Memorandum but should be reflected therein in order to make the statements and information therein concerning the Obligor not misleading in any material respect;

(iv) The information concerning the Obligor, the Project and the Property contained in the Offering Memorandum and the appendices thereto do not contain any untrue statement of a material fact or omit to state any fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; and

(v) No Event of Default has occurred and is continuing, or would result from the issuance of the Letter of Credit or the execution, delivery or performance of this Agreement or any of the other Bond Documents to which the

Obligor is a party, and no event has occurred and is continuing which would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

(c) a certificate of a duly authorized officer of Obligor certifying the names and true signatures of the officers of Obligor authorized to sign this Agreement and the Bond Documents to which Obligor is a party,

(d) evidence of the status of Obligor as a California corporation, duly incorporated, validly existing and in good standing under the laws of the State of California and fully authorized to operate the Project and a copy of the Articles of Incorporation, certified by the Secretary of State;

(e) a certified copy of the bylaws of Obligor;

(f) updated financial .statements and copies of the latest filed income tax returns for Obligor;

(g) this Agreement, the Deed of Trust, the Security Agreement, the Environmental Indemnity and all required UCC financing statements, in each case duly executed or authorized and acknowledged, as appropriate, by each party thereto;

(h) an ALTA policy of title insurance, with such endorsements as the Credit Bank may require, issued by a title insurer and in form and substance satisfactory to the Credit Bank, in such amount as the Credit Bank shall require, insuring the Credit Bank’s lien on the Property to be of first priority, subject only to such exceptions as the Credit Bank shall approve in its discretion, with all costs thereof to be paid by the Obligor;

(i) such tax service contract as the Credit Bank shall require for any real property collateral required hereby, to remain in effect as long as such real property secures any obligations of the Obligor to the Credit Bank as required hereby, with the costs thereof to be paid by the Obligor; and

(j) all Bond Documents and all other documents, certificates, title policies, construction contracts, plans and specifications, environmental reports, opinions, approvals or filings with respect to the Bond Documents, this Agreement or the transactions contemplated thereby or hereby as the Credit Bank or its Special Counsel shall reasonably request, in form and substance satisfactory to the Credit Bank.

SECTION 4.2 Other Conditions Precedent to Issuance of the Letter of Credit. The Credit Bank’s obligation to issue the Letter of Credit as set forth in Section 2.1 hereof shall be subject to the additional conditions precedent that on or before the Date of Issuance:

(a) the Obligor shall pay to the Credit Bank in immediately available funds the Letter of Credit Fee for the first quarterly period;

(b) no change shall have occurred in any law, regulation, ruling or other action of the United States or the State of California or any political subdivision or authority therein or thereof which, in the opinion of Special Counsel for the Credit Bank would make it illegal or inadvisable for the Credit Bank to issue the Letter of Credit as provided therein;

(c) there shall have been no material adverse change in the value, business, financial condition, operations or prospects of the Obligor or the Obligor’s real and personal property from that reflected in the financial statements referred to in Section 7.5 hereof; and

(d) all legal requirements provided herein incident to such issuance shall be met to the reasonable satisfaction of the Credit Bank and its Special Counsel.

ARTICLE 5. INDEMNIFICATION.

In addition to any other amounts payable by the Obligor under this Agreement, the Obligor hereby agrees to release, protect, indemnify, pay and save the Credit Bank and its officers, directors, employees, attorneys and agents (each, an “indemnified person”) harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including without limitation attorneys’ fees) which any indemnified person may, other than as a result of its own gross negligence or willful misconduct or any default by the Credit Bank under this Agreement, incur or be subject to as a consequence, direct or indirect, of (i) the execution and delivery or transfer of, or payment or failure to pay, under the Letter of Credit, (ii) any breach by any party hereto of any representation or warranty, covenant, term or condition in, or the occurrence of any default under, this Agreement or any of the other Bond Documents, including without limitation all fees or expenses resulting from the settlement or defense of any claims or liabilities arising as a result of any such breach or default, (iii) the holding or owning by the Credit Bank or its nominee of any Bond, (iv) the issuance, sale or delivery of the Bonds, (v) the use of the proceeds of the Bonds or any Drawing, or (vi) involvement of any indemnified person in any legal suit, investigation, proceeding, inquiry or action as a consequence, direct or indirect, of the Credit Bank’s issuance of the Letter of Credit, the Credit Bank’s holding or owning of any Bond, the holding or owning of any Bond by the Credit Bank’s nominee, the Credit Bank’s execution of this Agreement, or any other event or transaction contemplated by any of the foregoing.

Promptly after receipt by an indemnified person of notice of the commencement of any action in respect of which indemnity may be sought against the Obligor under this Article 5, such indemnified person will notify the Obligor in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Obligor may assume the defense of such action (including without limitation the employment of counsel, who shall be satisfactory to the indemnified person, but at the Obligor’s expense) insofar as such action shall relate to any alleged liability in respect of which indemnification may be sought from the Obligor.

An indemnified person shall have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be at the expense of the Obligor.

ARTICLE 6. OBLIGATIONS ABSOLUTE.

To the fullest extent permitted by applicable law, the obligations of the Obligor under this Agreement shall be unconditional and irrevocable, and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(a) any lack of validity or enforceability of the Letter of Credit, this Agreement or any of the other Bond Documents other than that arising from the gross negligence or willful misconduct of the Credit Bank;

(b) any amendment or waiver of or any consent to depart from the terms of this Agreement (other than the provisions of this Agreement specifically amended or waived) or any of the other Bond Documents other than that arising from the gross negligence or willful misconduct of the Credit Bank;

(c) the existence of any claim, set-off, defense or other right which the Obligor may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any Persons for whom the Trustee, any such beneficiary or any such transferee may be acting), the Credit Bank or any other Person, whether in connection with this Agreement, any of the other Bond Documents or the transactions contemplated hereby or thereby or any unrelated transaction, other than any of the foregoing arising from the gross negligence or willful misconduct of the Credit Bank;

(d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) any nonapplication or misapplication by the Trustee or otherwise of the proceeds of any Drawing;

(f) payment by the Credit Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, other than in the case of gross negligence or willful misconduct of the Credit Bank;

(g) the failure by the Credit Bank to honor any Drawing, under the Letter of Credit or to make any payment demanded under the Letter, of Credit on the grounds that the demand for such payment does not conform to the terms and conditions of the Letter of Credit, other than in the case of gross negligence or willful misconduct of the Credit Bank; or

(h) any other circumstances or happening similar to any of the foregoing.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF THE OBLIGOR. To induce the Credit Bank to enter into this Agreement and issue the Letter of Credit, the Obligor makes the representations and warranties to the Credit Bank set forth in this Article 7 on and as of the date hereof.

SECTION 7.1 Organization; Powers. Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has the power and authority to carry on its business as presently conducted including, without limitation, the operation of the Project, to own its assets and to enter into and perform its obligations under the Bond Documents to which it is a party.

SECTION 7.2 Corporate Authority of Obligor; Enforceability. The execution, delivery and performance by Obligor of this Agreement have been duly authorized by all necessary action of Obligor. This Agreement and the other Bond Documents to which they are respectively parties constitute legal, valid and binding obligations of the Obligor enforceable in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles which may limit the right to obtain equitable remedies, and by provisions of applicable California law.

SECTION 7.3 Compliance with Laws and Contracts. The execution, delivery and performance by Obligor of this Agreement and the other Bond Documents to which it is a party do not and will not (a) violate any provision of any order, writ, judgment, injunction, decree, determination or award as currently in effect to which Obligor is subject, or of the Articles of Incorporation or By-laws of Obligor or, to the best of Obligor’s knowledge, any law, rule or regulation to which Obligor is subject; (b) result in a breach of, or constitute a default under, the provisions of any material indenture, loan or credit agreement or any other agreement, lease or instrument to which Obligor is or may be subject or by which it, or its property, is bound; or (c) result in, or require, the creation or imposition of any mortgage, deed of trust, assignment, pledge, lien, security interest or other charge or encumbrance of any nature on or with respect to any of the Property other than as provided herein or in the Security Agreement; and Obligor is not in default under any such order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument or any law, rule or regulation to which Obligor is subject.

SECTION 7.4 Approvals. Obligor has obtained all authorizations, consents, approvals, licenses, exemptions from, and made all filings or registrations with, all commissions, boards, bureaus, agencies, instrumentalities, trustees, holders of any indebtedness of Obligor or any other Person, domestic or foreign, necessary to the valid execution, delivery and performance by Obligor of this Agreement or by Obligor of the other Bond Documents to which Obligor is a party which are capable of being obtained on or prior to the Date of Issuance, except as such may be required under the state securities or Blue Sky laws in connection with the distribution of any Bonds by the applicable Underwriter or the applicable Remarketing Agent. Obligor is familiar with all conditions, restrictions, reservations, whether or not of record, statutes, regulations and ordinances affecting the Property, including, without limitation, all pollution control, environmental protection, zoning and land use regulations, building codes and all restrictions and requirements imposed by the Cities of Lathrop and Chino, California, the Counties of San Joaquin and San Bernardino, California, and all other governmental entities (collectively, the “Restrictions”), with respect to the Property, the Project and the operation of the Project and the existing and contemplated use of the Property. Obligor has obtained or will timely obtain all permits, approvals, consents and other authorizations necessary under the Restrictions for such construction and use. As of the date hereof, Obligor is not aware of any violation or asserted violation of any Restrictions concerning the Property or the existing or contemplated use thereof, and further, Obligor is not aware of any action or proceeding pending before any court or governmental agency with respect to the validity of any such Restrictions or any of such authorizations or permits.

SECTION 7.5 Financial Statements. The audited financial statements of Obligor for the fiscal year ended December 31, 2002, and the fiscal quarter ended September 30, 2003, copies of which have heretofore been delivered to the Credit Bank, were prepared in accordance with generally accepted accounting principles consistently applied, are true, complete and correct in all material respects, and fairly present the financial position of Obligor as of their respective dates, and there have been no material adverse changes in the financial position or operations of the Obligor since such financial statements were prepared.

SECTION 7.6 Litigation. To the best knowledge of Borrower there is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public board or body pending against or affecting Obligor or any of their respective properties, assets or operations (a) in which an unfavorable decision, ruling or finding could have a materially adverse affect upon: (i) the transactions contemplated by, or the validity of, this Agreement, any of the other Bond Documents, or any agreement or instrument to which Obligor is a party and which is used or contemplated for use in the consummation of the transactions contemplated by this Agreement and the other Bond Documents, or (ii) Obligor’s respective property, assets, operations or condition, financial or otherwise, or Obligor’s ability to perform its obligations in respect of the Indenture or this Agreement; or (b) which in any way contests the existence, organization or powers of Obligor or the titles of the officers of Obligor to their respective offices.

SECTION 7.7 Employee Benefit Plans. Obligor is in compliance in all material respects with ERISA to the extent applicable to it and have received no notice to the contrary from the PBGC or any other governmental entity or agency, and no reportable event (as defined in ERISA) which could result in a material accumulated deficiency under ERISA or a material liability to the PBGC has occurred and is continuing.

SECTION 7.8 Defaults. No Event of Default or event which, with the passage of time, the giving of notice or both, could become an Event of Default has occurred and is continuing.

SECTION 7.9 Disclosure. The information contained in Appendix B to the Offering Memorandum is true and correct in all material respects, and such information does not contain any untrue statement of a material fact. There are no facts that Obligor has failed to disclose to the Credit Bank that, individually or in the aggregate, materially adversely affect, or so far as Obligor can foresee, will materially adversely affect, the operations, affairs, properties, condition (financial or otherwise) or prospects of Obligor or its ability to operate the Project and perform its respective obligations under this Agreement and the other Bond Documents to which it is a party.

SECTION 7.10 Reports. All reports and forms required to be filed with the Internal Revenue Service by Obligor have been so filed.

SECTION 7.1l Utilities. All utility services necessary for operation of the Project are either available within or at the boundaries of the Lathrop Property or all necessary steps have been or shall be taken by Obligor to assure the complete construction thereof, including, without limitation, all electrical and telephone facilities, water supply, gas, and storm and sanitary sewer facilities.

SECTION 7.12 Condemnation. No taking of the Property or any part thereof through eminent domain, conveyance in lieu thereof, condemnation or similar proceeding is pending or; to the Obligor’s knowledge, threatened by any governmental agency.

SECTION 7.13 Roads. All roads necessary for the full utilization of the Project for its intended purpose have been completed.

SECTION 7.14 Brokers. Obligor has not dealt with any Person who is or may be entitled to any finder’s fee, brokerage commission, loan commission or other sum in connection with the issuance of the Letter of Credit pursuant to this Agreement nor the entering into of this Agreement. Obligor hereby agrees to indemnify and defend the Credit Bank and hold the Credit Bank harmless against any and all loss, liability, cost or expense, including without limitation reasonable attorneys’ fees, which the Credit Bank may suffer or sustain should such warranty or representation prove inaccurate in whole or in part.

SECTION 7.15 Hazardous Materials. Obligor is not in violation of any Environmental Law relating to environmental conditions on, under or about any Property, including, but not limited to, soil and groundwater conditions. Neither the Obligor, nor to the Obligor’s knowledge, any third party, has used, generated, manufactured, refined, produced, processed, stored or disposed of on, under or about the Property or transported to or from the Property any Hazardous Materials except in compliance with applicable law, nor does the Obligor or Guarantor intend to use the Property in the future for the purpose of generating, manufacturing, refining, producing, storing, handling, transferring, processing or transporting Hazardous Materials.

ARTICLE 8. AFFIRMATIVE COVENANTS OF THE OBLIGOR. Until the termination of this Agreement and the payment in full to the Credit Bank of all amounts payable to the Credit Bank hereunder, the Obligor hereby covenants and agrees that it will:

SECTION 8.1 Reduction in Outstanding Bonds. Open an interest-bearing deposit account with the Credit Bank in Obligor’s name (the “Reimbursement Deposit Account”), which deposit account is hereby pledged to the Credit Bank (and Obligor hereby grants to the Credit Bank a security interest in such Reimbursement Deposit Account) as security for Obligor’s performance of its obligations under this Agreement and the Deed of Trust. Obligor shall cause to be deposited into the Reimbursement Deposit Account quarterly, on each of the following dates, the sums set forth in the following table, the cumulative amount of which will be used to redeem Bonds annually, on the Interest Payment Date (as defined in the Indenture) for January of each year, commencing with the Interest Payment Date for January 2005, in an amount equal to the largest integral multiple of the Authorized Denomination (as defined in the Indenture) for the Bonds that can be paid with the amounts required to be deposited with the Credit Bank during the twelve months prior to the applicable January Interest Payment Date under this Section 8.1 (each such amount the “Annual Redemption Amount”):

Date	Quarterly Deposit Amount

February 1, 2004, and the first day of each quarter thereafter through and including January 1, 2005	$38,750.01

February 1, 2005, and the first day of each quarter thereafter through and including January 1, 2006	$42,500.01

February 1, 2006, and the first day of each quarter thereafter through and including January 1, 2007	$45,000.00

February 1, 2007, and the first day of each quarter thereafter through and including January 1, 2008	$47,500.02

February 1, 2008, and the first day of each quarter thereafter through and including January 1, 2009	$51,250.02

If the Letter of Credit is renewed for any period of five (5) years pursuant to Section 2.9, the Obligor will cause to be deposited into the Reimbursement Deposit Account quarterly, on the first day of each quarter, the sums specified by the Credit Bank in its notice of renewal of the Letter of Credit, the cumulative amount of which will be used to redeem Bonds annually on the January Interest Payment Date in an amount equal to the applicable Annual Redemption Amount for such January Interest Payment Date.

The Obligor shall take all actions required by the Indenture to effect each annual partial redemption of the Bonds required by this Section 8.1. In addition, the Credit Bank shall, and the Obligor hereby authorizes the Credit Bank to, debit the Reimbursement Deposit Account and any other demand deposit account of the Obligor with the Credit Bank designated by the Obligor in writing for all payments of principal, interest and other amounts payable under this Agreement as they become due. Should the funds in the Reimbursement Deposit Account or any such other demand deposit account be insufficient to pay all such sums when due for any reason whatsoever, the Obligor shall immediately remit to the Credit Bank the full amount of such shortfall.

SECTION 8.2 Reporting Requirements. Furnish to the Credit Bank, on request, notices of filing of all reports material to the Project and the Property that the Obligor may be required to file with any governmental commission, department, board, bureau or agency of the Federal, State or local government relating to the transactions contemplated by the Indenture.

SECTION 8.3 Notices.

(a) Give prompt written notice to the Credit Bank of (i) the known occurrence of an Event of Default or an event which, with the passage of time, the giving of notice or both, could become an Event of Default under this Agreement or any of the other Bond Documents, and (ii) any known development, financial or otherwise, which may be reasonably expected to adversely affect Obligor’s business, properties, financial condition or ability to perform its respective obligations under this Agreement or under any of the other Bond Documents, in each case setting forth the details of, and the action Obligor proposes to take with respect to, such event or development; and

(b) Give prompt written notice to the Credit Bank of any known pending action, suit or proceeding that relates to (i) the operation or the condition (financial or otherwise) of the Project or the Property in an uninsured amount in excess of $50,000 or (ii) the ability of Obligor to repay any debt incurred under this Agreement or the Indenture or questions the validity of any of the Bond Documents.

SECTION 8.4 Payment of Taxes and Other Obligations. From time to time pay and discharge, or cause to be paid and discharged, all taxes, payments in lieu of taxes, service charges, assessments and other governmental charges that may be imposed upon the Property, the Project or the revenues and income of the Property or the Project, and pay and discharge all claims for labor, material and supplies which if unpaid might become a lien or charge upon the Property or the Project or the revenues or income of the Property or the Project or which might impair the security of the Credit Bank or the use of any property or Project revenues, income or other funds to reimburse Drawings on the Letter of Credit, all to the end that the priority and security of the Credit Bank shall be preserved; provided, however, that nothing in this Section 8.4 shall require Obligor to make any such payment so long as it is contesting the validity thereof in good faith and by appropriate proceedings and has established adequate reserves with respect thereto.

SECTION 8.5 Preservation of Existence, etc. Preserve and maintain (i) its existence as a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and (ii) all of its rights, licenses, permits, franchises, authorizations, patents, copyrights, service marks, trade marks, tradenames and privileges material to the conduct of its business and to the performance of its obligations under this Agreement and the other Bond Documents to which it is a party, and not dissolve or commence any proceedings to dissolve.

SECTION 8.6 Compliance with Laws, etc. Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would, singly or in the aggregate, materially and adversely affect its ability to renovate or operate the Project or the Property or perform its respective obligations under this Agreement or any other Bond Documents to which Obligor is a party, unless Obligor is contesting the same in good faith and by appropriate proceedings that operate to stay the enforcement thereof.

SECTION 8.7 Inspection Rights. At any reasonable time and from time to time upon three (3) days’ prior written notice, permit the Credit Bank or its agents or representatives to (i) examine and make copies of Obligor’s books of account and records relating to the Project and the Property and the transactions contemplated by this Agreement, (ii) visit the Project and the Property and examine its construction and operation, and (iii) discuss Obligor’s affairs, finances and accounts with Obligor and its respective independent accountants; provided, however, that notice shall not be required after the occurrence and during the continuance of an Event of Default. In addition, the Credit Bank shall have the right to conduct annual audits of Obligor’s accounts and inventory at Obligor’s expense.

SECTION 8.8 Keeping of Records and Books of Account. Keep or cause to be kept proper and current books and accounts (separate from all other records and accounts) in which complete and accurate entries shall be made of all transactions relating to the Project, the Property and the Revenues and other funds provided for in the Indenture, and will prepare and furnish to the Credit Bank the financial statements required under Section 8.15.

SECTION 8.9 Maintenance of Approvals, Filings and Registrations. At all times maintain in effect and comply with all of the terms and conditions of all consents, licenses, approvals and authorizations necessary or appropriate under any applicable law or regulation (i) for the execution, delivery and performance of this Agreement and the other Bond Documents to which Obligor is a party, and (ii) to make this Agreement and each such other Bond Document its legal, valid, binding and enforceable obligations, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally, to general equitable principles that may limit the right to obtain equitable remedies, and to provisions of applicable California law.

SECTION 8.10 Maintenance and Operation of the Project.

(a) Subject to applicable legal requirements and restrictions, and to the extent permitted by law, operate or cause the operation of the Project in the manner described in the Offering Memorandum.

(b) To the extent material to the transactions contemplated herein or in the other Bond Documents, operate and maintain or cause the operation and maintenance of the Project in accordance with all applicable governmental laws, ordinances, approvals, rules, regulations and requirements, including, without limitation, all zoning, sanitary, pollution and safety ordinances and laws and such rules and regulations thereunder as may be binding upon Obligor. Obligor further covenants and agrees that it will (i) maintain and operate, or cause to be maintained and operated, all engines, boilers, pumps, machinery, apparatus, fixtures, fittings and equipment of any kind located or placed in any building or structure now or at any time hereafter constituting part of the Project, in good repair, working order and condition, except such property or equipment as Obligor no longer utilizes, and (ii) from time to time make or cause to be made all necessary and proper replacements, repairs, renewals and improvements to the Project so that the efficiency and value of the Project shall not be impaired.

SECTION 8.11 Insurance Required. Maintain, in accordance with the provisions hereof, insurance on the Project and the Property with responsible and reputable insurance companies and associations acceptable to the Credit Bank, including, without limitation, public liability, property damage, hurricane, fire and extended coverage insurance, title insurance, business and rental interruption insurance (including without limitation interruption due to earthquake); provided that such property damage, fire and extended coverage and earthquake insurance and title insurance shall each be maintained in an amount not less than the greater of the aggregate principal amount of the Bonds or the full insurable replacement value of the Project and the Property (the term “full insurable replacement value” as used herein shall mean the cost to repair or replace the Project and the Property and any portion thereof with property of like kind and quality, without deduction for depreciation). All such policies shall name Obligor and the Credit Bank as insured parties, beneficiaries or loss payees as their interest may appear. Each policy shall contain a provision to the effect that the insurer shall not cancel or substantially modify the policy provisions without first giving 30 days’ advance written notice thereof to the Obligor and the Credit Bank. At least once during each 12-month period, commencing on the Date of Issuance, the Obligor shall file with the Credit Bank a certificate setting forth the policies of insurance maintained pursuant to this Agreement, the names of the insurers and insured parties, the amounts of such insurance and applicable deductibles, the risks covered thereby and the expiration dates thereof.

SECTION 8.12 ERISA. Promptly pay and discharge all obligations and liabilities applicable to the Obligor arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of their respective properties or assets, and promptly notify the Credit Bank of (i) the occurrence of any reportable event (as defined in ERISA) that might result in the termination by the PBGC of any Plan or (ii) its receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor. The Obligor will notify the Credit Bank of its intention to terminate or withdraw from any Plan, and will not terminate any such Plan or withdraw therefrom unless the Obligor is in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

SECTION 8.13 Bond Proceeds; Additional Funds. Cause the proceeds of the Bonds to be used for the purposes set forth in the Indenture, and make any necessary deposit into the funds and accounts established under and referred to in the Indenture.

SECTION 8.14 Further Assurances. Execute and deliver to the Credit Bank all such documents and instruments, and do all such other acts and things, as may be necessary or required by the Credit Bank to perfect or otherwise enable the Credit Bank to exercise and enforce its rights under this Agreement and the other Bond Documents executed for its benefit and to realize thereon, and the Credit Bank may record and file and re-record and re-file all such documents and instruments, at such time or times, in such manner and at such place or places, as may be necessary or required by the Credit Bank to validate, preserve and protect the position of the Credit Bank under this Agreement and such other Bond Documents.

SECTION 8.15 Financial Reports. Cause to be delivered to the Credit Bank, at Obligor’s sole cost and expense, (a) within 15 days after the end of each calendar month, internally prepared quarterly agings of accounts receivable and accounts payable and an inventory report, each in a form satisfactory to Credit Bank in Credit Bank’s sole discretion; (b) within 30 days after the end of each calendar month, internally-prepared financial statements for Obligor, to include balance sheets, statements of income and statements of cash flow, together with separate statements for each division or subsidiary of Obligor and a covenant compliance certificate, all in a form satisfactory to Credit Bank in Credit Bank’s sole discretion; (c) within 120 days after the end of each fiscal year, annual audited financial statements of Obligor, to include balance sheets, statements of income and statements of cash flow, prepared by an independent certified public accountant selected by Obligor and acceptable to the Credit Bank; and (d) from time to time at Credit Bank’s request, such additional financial information relating to Obligor as the Credit Bank may request.

SECTION 8.16 Other Information. Cause to be delivered to the Credit Bank such other information as the Credit Bank may reasonably request from time to time.

SECTION 8.17 Financial Covenants. So long as the Letter of Credit remains outstanding or any amounts remain due from Obligor to the Credit Bank under this Agreement or any Bond Document, Obligor shall, unless the Credit Bank otherwise consents in writing, maintain and perform each of the following financial ratios and covenants, which shall be monitored on a monthly basis, except as noted below:

(a) Maintain Effective Tangible Net Worth of not less than $9,300,000.

(b) Maintain a ratio of Debt to Effective Tangible Net Worth of not more than 2.0 to 1.0.

(c) Maintain a Cash Flow Coverage Ratio of not less than (i) 1.06 to 1.00 as of the Date of Issuance until December 31, 2004, and (ii) 1.25 to 1.0 thereafter.

(d) Maintain a Quick Ratio of not less than 0.5 0 to 1.00.

SECTION 8.18 Place of Business. Maintain the Obligor’s same place of business or chief executive office or residence as set forth in Section 14.5 hereof, and not relocate said address without giving the Credit Bank thirty (30) days prior written notice.

SECTION 8.19 Hazardous Materials.

(a) Promptly conduct all investigations, testing and other actions necessary to clean up and remove all Hazardous Materials on or affecting the Property in accordance with applicable Environmental Law.

(b) Defend, indemnify and hold harmless the Credit Bank, its employees, agents, officers, shareholders and directors from and against any and all claims, damages, fines, expenses, liabilities, or causes of action of whatever kind, including, without limitation, consultant fees, legal expenses and reasonable attorneys’ fees, suffered by any of them as a direct or indirect result of any actual or asserted within violation of any Environmental Law.

(c) Permit the Credit Bank (which shall have no obligation to do so), upon ten (10) days notice to the Obligor (except in any emergency), to enter on the Property or take such other actions as it deems appropriate to inspect, test for, clean up, remove or minimize the impact of any Hazardous Materials upon the Credit Bank’s receipt of any notice from any source asserting the existence of any Hazardous

Materials in violation of any Environmental Law. All costs and expenses so incurred by the Credit Bank, including without limitation consultant fees, legal expenses and reasonable attorneys’ fees, shall be payable by the Obligor upon demand.

(d) The provisions of this section shall survive the repayment of any indebtedness owing from the Obligor to the Credit Bank, the satisfaction of all other obligations of the Obligor to the Credit Bank, the cancellation of the Letter of Credit, the discharge or termination by the Credit Bank of any lien or security interest from the Obligor, and the foreclosure of or exercise of rights as to any collateral given to the Credit Bank.

ARTICLE 9. NEGATIVE COVENANTS OF THE OBLIGOR. Until the termination of this Agreement and the payment in full to the Credit Bank of all amounts payable to the Credit Bank hereunder, the Obligor hereby covenants and agrees that, without the prior written consent of the Credit Bank, the Obligor will not, directly or indirectly:

SECTION 9.1 Additional Indebtedness. Issue any other obligations payable, with respect to principal or interest, from the revenues of the Project which have, or purport to have, any lien upon the revenues of such Project superior to or on a parity with the lien of the Credit Bank and the Trustee for the Bonds; provided, however, that nothing in this covenant shall prevent the Obligor from issuing and selling pursuant to law refunding bonds or other refunding obligations payable from and having a first lien upon the revenues of the Project if such refunding bonds or other refunding obligations are issued for the purpose of, and are sufficient for the purpose of, prepaying all of the Bonds authorized by the Indenture and then outstanding.

SECTION 9.2 Limitation on Encumbrances. Create, assume or suffer to exist any security interest, encumbrance, lien or charge of any kind (including without limitation the charge upon property purchased under conditional sales or other title retention agreements) (a “security interest”) upon any of the Obligor’s property or assets other than (i) deeds of trust on the Property for the benefit of the Credit Bank or (ii) security interests, encumbrances or liens encumbering property of the Obligor for the benefit of the Credit Bank or (iii) liens or encumbrances existing on the date of this Agreement and approved by the Credit Bank.

SECTION 9.3 Amendments. Amend, modify, terminate or waive, or permit the amendment, modification, termination or waiver of (or consent to, or permit or suffer to occur any action or omission which results in, or is equivalent to, an amendment, modification, termination or waiver of) any of the Bond Documents or the resolutions adopted by the Obligor authorizing the delivery of the agreements to be entered into by the Obligor relating to the issuance of the Letter of Credit or the Bonds.

SECTION 9.4 Offering Memorandum. Make any changes that relate to the Credit Bank in any revision or amendment of any Offering Memorandum.

SECTION 9.5 Prohibited Uses. Use any of the properties financed or refinanced out of any proceeds of any Bonds, or suffer or permit any such properties to be used, in any manner, or take any action or omit to take any action, which would violate the Indenture.

SECTION 9.6 Prohibition on Sale of Assets, Change of Business Structure, Merger, Consolidation, etc. Sell, lease, assign, transfer or otherwise dispose of any of Obligor property or assets, whether now owned or acquired in the future, except (i) obsolete or worn out property or equipment no longer necessary in the ordinary course of Obligor’s business, or (ii) property disposed of in the ordinary course of Obligor’s business for adequate consideration; change its name, business structure, corporate identity or structure, or add any new fictitious name; make any change in Obligor’s financial structure or in any of its business objects, purposes, or operations which would adversely affect the ability of Obligor to pay its obligations; consolidate with or merge into any other entity; acquire any other entity or all or substantially all of the properties or assets of any other Person; enter into any reorganization or recapitalization or reclassify Obligor’s stock; or enter into any sale-leaseback transaction.

SECTION 9.7 Guaranties. Guaranty or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying and discharging (or causing payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Obligor in the ordinary course of business for deposit or collection.

SECTION 9.8 Loans, Advances. Make any loans, advances or extensions of credit to any Person, except in the ordinary course of the Obligor’s business.

SECTION 9.9 Unusual Transactions. Enter into any transaction not in the usual course of the Obligor’s business.

SECTION 9.10 Other Debt. Incur any debt outside the ordinary course of the Obligor’s business.

SECTION 9.11 Dividends. Declare or pay dividends or make any other distributions to the Obligor’s shareholders without Credit Bank’s prior written approval.

SECTION 9.12 Capital Expenditures. Make capital expenditures without Credit Bank’s prior written consent.

ARTICLE 10. FUND DISBURSEMENTS.

SECTION 10.1 Conditions to Disbursement. Prior to the Credit Bank approving disbursements from the Disbursement Fund created under the Indenture, the following conditions shall have been satisfied:

(a) the Credit Bank shall have received a duly executed and acknowledged Deed of Trust from the Obligor encumbering the Property;

(b) No default shall exist under this Agreement or any of the other Bond Documents.

(c) The Credit Bank shall have received a disbursement request, the form of which is attached as Exhibit B hereto (the ‘Disbursement Request”).

(d) The representations and warranties of the Obligor made in Article 7 hereof shall be true and correct in all material respects on and as of the date of the disbursement with the same effect as if made on such date.

SECTION 10.2 Intentionally Omitted.

ARTICLE 11. DEFAULT AND REMEDIES.

SECTION 11.1 Events of Default. Each of the following events shall, at the option of the Credit Bank, constitute an “Event of Default” under this Agreement:

(a) the occurrence of any event that constitutes an “Event of Default” under the Indenture, the Deed of Trust or the Security Agreement; or

(b) the failure of the Obligor to pay any amount payable hereunder within three (3) Business Days following the due date of such amount; or

(c) the failure of the Obligor to perform or observe any other term, covenant or agreement contained in this Agreement, the Deed of Trust or the Security Agreement, provided that the failure of the Obligor to perform such covenants (other than as provided in subsections (a) and (b) of this Section 11.1 hereof) shall not be deemed an Event of Default if the Obligor is diligently proceeding to cure such nonperformance; provided, however, that such cure shall have been achieved, in any event, no later than sixty (60) days after written notice given to the. Obligor by the Credit Bank; or

(d) any warranty, representation or other written statement made by or on behalf of the Obligor contained in this Agreement, or in any other Bond Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date as of which made, and such falsity or misleading statement materially and adversely affects the Project, the Property, the Obligor or the Obligor’s ability to perform its obligations under this Agreement or any of the other Bond Documents to which the Obligor is a party; or

(e) The Obligor makes an assignment for the benefit of creditors, files a petition in bankruptcy, is unable generally to pay its debts as they come due, is adjudicated insolvent or bankrupt, or there is entered any order or decree granting relief in any involuntary case commenced against the Obligor under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or if the Obligor petitions or applies to any tribunal for any receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official for the Obligor or for any substantial part of its properties, or the Obligor commences any proceeding in a court of law for a reorganization, readjustment of debt, dissolution, liquidation or other similar procedure under the law or statutes of any jurisdiction, whether now or hereafter in effect, or if there is commenced against the Obligor any such proceeding in a court of law which remains undismissed or is not otherwise discharged, vacated or stayed, or for which jurisdiction has not been relinquished, within sixty (60) days after commencement; or

(f) The Obligor, by any act, indicates its consent to, approval of, or acquiescence in any such proceeding in a court of law, or to an order for relief in an involuntary case commenced against the Obligor under any such law, or to the appointment of any receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official for the Obligor, or if the Obligor suffers any such receivership, trusteeship, liquidation, assignment, custodianship, sequestration or other similar procedure to continue undischarged for a period of sixty (60) days after commencement, or if the Obligor takes any action for the purposes of effecting the foregoing; or

(g) any material provision of this Agreement or of any of the Bond Documents shall cease to be valid and binding on the Obligor, or the Obligor or any governmental authority shall contest any such provision, or the Obligor, or any agent or trustee acting on behalf of the Obligor, shall deny that it has any or further liability under this Agreement or any of the Bond Documents; or

(h) final judgment for the payment of money in excess of an aggregate of $100,000 not fully covered by insurance shall be rendered against the Obligor and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or for the payment of which a surety bond or other adequate security has not been obtained in the judgment of the Credit Bank; or

(i) any reportable event (as defined in ERISA) which the Credit Bank determines in good faith constitutes grounds for the termination of any Plan of Obligor or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any such Plan, shall have occurred and be continuing thirty (30) days after the Credit Bank has given written notice of such event to the Obligor; or any such Plan shall be terminated; or a trustee shall be appointed by the appropriate United States District Court to administer any such Plan; or the PBGC shall institute proceedings to administer or terminate any such Plan; and in any such event the aggregate amount of vested unfunded liabilities under such Plan shall exceed (either singly or in the aggregate in the case of any such liability arising under more than one such Plan) five percent (5%) of the total assets of Obligor; or

(j) the failure of any Pledged Bonds (as defined in the Indenture) to be remarketed within 120 days of the date of a Purchase Drawing under the Letter of Credit (except where such failure is a result of a change in the Credit Bank’s rating or a material adverse change in the financial condition of the Credit Bank); or

(k) the sale, lease or other transfer of all or substantially all of the assets of the Obligor; or

(1) any default or event of default (subject to any applicable cure periods) under and as defined in any other obligation of Obligor to the Credit Bank; or

(m) any loss, theft, substantial damage or destruction to or of any of the Collateral (as defined in the Security Agreement); or

(n) Credit Bank deems the margin of Collateral (as defined in the Security Agreement) insufficient or insecure, in good faith believing that the prospect of payment of the Indebtedness (as defined in the Security Agreement) or performance of the Security Agreement is impaired or shall fear deterioration, removal, or waste of Collateral (as defined in the Security Agreement).

SECTION 11.2 Remedies. Upon the occurrence of an Event of Default under Section 11.1(e) or 11.1 (f), all amounts payable by the Obligor under this Agreement, together with cash collateral in an amount equal to the aggregate outstanding but undrawn amount of the Letter of Credit, shall become due and payable, in each case automatically and immediately without any presentment, demand, protest or other notice or formality of any kind (all of which are expressly waived). Upon the occurrence of an Event of Default (other than pursuant to Section 11.1(e) or 11 (f)) the Credit Bank may, by notice to the Obligor, declare all amounts payable by the Obligor under this Agreement, together with cash collateral in an amount equal to the aggregate outstanding but undrawn amount of the Letter of Credit, to be immediately due and payable (and the same shall upon such notice become immediately due and payable), in each case without any presentment, demand, protest or other notice or formality of any kind. Upon any such occurrence, the Credit Bank may, in addition, (a) require that the Obligor deliver to the Credit Bank cash collateral in an amount equal to the aggregate outstanding but undrawn amount of the Letter of Credit, or (b) exercise all of its rights and remedies under any other Bond Document including, without limitation, giving notice to the Trustee that there has been an Event of Default under this Agreement and directing the Trustee to accelerate the Bonds pursuant to Section 8.01(c) of the Indenture, or applicable law, or (c) exercise all or any combination of the remedies provided for in this Section 11.2.

ARTICLE 12. CONTINUING OBLIGATION.

This Agreement is a continuing obligation of the Obligor and shall, until the later of the Expiration Date or the date upon which all amounts due and owing to the Credit Bank hereunder have been fully and finally paid, be binding upon the Obligor, its successors and assigns, and inure to the benefit of and be enforceable by the Credit Bank and its successors, transferees and assigns; provided, however, that the Obligor may not assign all or any part of this Agreement without the prior written consent of the Credit Bank.

ARTICLE 13. LIMITED LIABILITY OF THE CREDIT BANK.

The Obligor hereby assumes all risks of the acts, omissions or misuse of the Letter of Credit by the Trustee or any successor thereto. Neither the Credit Bank nor any of its officers, directors or agents shall be liable or responsible for: (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of, or the making of a Drawing under, the Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (c) failure of any Trustee to comply fully with the conditions required in order to effect a Drawing; (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (e) any loss or delay in the transmission or otherwise of any Bond, document or draft required in order to make a Drawing; or (f) any consequences arising from causes beyond the control of the Credit Bank; provided, however, that the Obligor shall have a claim against the Credit Bank, and the Credit Bank shall be liable to the Obligor, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Obligor that the Obligor proves were proximately caused by (i) the Credit Bank’s willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the Credit Bank’s willful failure to pay under the Letter of Credit after the applicable Trustee’s presentation to it of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. None of the above shall affect, impair or prevent the vesting of any of the Credit Bank’s rights or powers hereunder.

In furtherance and extension, and not in limitation, of the specific provisions hereinabove set forth, any action taken or omitted by the Credit Bank under or in connection with the Letter of Credit or any of the related Bond Documents or other documents, if taken or omitted in good faith, shall be binding upon the Obligor and shall not put the Credit Bank under any resulting liability to the Obligor.

ARTICLE 14. MISCELLANEOUS.

SECTION 14.1 Amendments, Nonwaiver and Remedies. This Agreement may be amended only upon the written agreement of the Obligor and the Credit Bank, and the Obligor may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Obligor shall first obtain the written consent of the Credit Bank. No course of dealing between the Obligor and the Credit Bank, nor any delay in exercising any rights hereunder, shall operate as a waiver of any rights of the Credit Bank hereunder. No single or partial exercise of any right under this Agreement shall preclude any other further exercise of such right or the exercise of any other right. The Credit Bank may remedy any default by the Obligor hereunder or with respect to any other Person in a reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by the Obligor. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

SECTION 14.2 Survival of Covenants, Representations and Warranties. All agreements, representations and warranties of the Obligor contained in this Agreement and in any of the Bond Documents delivered pursuant hereto shall survive the execution and delivery of this Agreement and the issuance of the Letter of Credit hereunder, and the agreements contained in Article 5 and Section 14.3 hereof shall survive payment of the Bonds, the reimbursement to the Credit Bank of any payments or disbursements under the Letter of Credit, the cancellation of the Letter of Credit and the termination of this Agreement.

SECTION 14.3 Expenses. Whether or not the transactions contemplated by this Agreement are consummated or the Letter of Credit is issued, the Obligor agrees to pay on demand all reasonable costs and expenses of the Credit Bank including, without limitation, the fees and expenses of any appraisers, any environmental auditors and Special Counsel in connection with the preparation, issuance or delivery, as the case may be, of the Letter of Credit, this Agreement, the other Bond Documents and any other documents which may be delivered in connection with any of the foregoing. In addition, the Obligor agrees to pay on demand all costs and expenses of the Credit Bank (including without limitation reasonable counsel fees and expenses) in connection with (i) the filing, recording, administration, transfer, amendment, maintenance, renewal or cancellation of the Letter of Credit, this Agreement or the other Bond Documents, (ii) any payment by the Credit Bank under the Letter of Credit, or (iii) any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Letter of Credit, this Agreement, any other Bond Document, and any other documents which may be delivered in connection with any of the foregoing agreements. In addition, the Obligor agrees to pay promptly all costs and expenses of the Credit Bank for (i) any and all amounts which the Credit Bank has paid relating to the Credit Bank’s curing of any Event of Default under this Agreement or any of the other Bond Documents, (ii) any audit of Borrower’s accounts or inventory from time to time, (iii) the enforcement of this Agreement or any of the other Bond Documents, or (iv) any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Credit Bank from paying any amount under the Letter of Credit on the presentation of drafts and other documents in connection with the same. The Obligor agrees to save the Credit Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omitting to pay any taxes and fees to the extent the Obligor is obligated to pay the same under this Section 14.3.

SECTION 14.4 Waiver of Right of Set-off and Limitation on Credit Bank Collateral.

(a) Upon the occurrence and during the continuance of any Event of Default, the Credit Bank is hereby authorized at any time and from time to time, without notice to the Obligor (any such notice being expressly waived by the Obligor) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Credit Bank to or for the credit of the account of the Obligor against any and all of the obligations of the Obligor now or hereafter existing under this Agreement, irrespective of whether or not the Credit Bank shall have made any demand hereunder.

(b) The Credit Bank agrees promptly to notify the Obligor after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Credit Bank under this Section 14.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Credit Bank may have.

SECTION 14.5 Notices. All notices, requests and other communications hereunder shall be in written form (which may include, without limitation, bank wire, telegram, facsimile, telex or similar writing) and shall be given to the party to whom addressed, at its address, facsimile or telex number set forth below, or such other address, facsimile or telex number as such party may hereafter specify for the purpose by notice to the other parties listed below. Each such notice, request or communication shall be effective (i) if given by telex, facsimile or other electronic means, when such communication is transmitted to the address specified below and the appropriate answer back is received, (ii) if given by mail, three (3) days after such communication is deposited in the United States mail with postage prepaid by registered or certified mail, return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified below. All notices given by telex, facsimile or other electronic means shall be confirmed in writing as promptly as practicable.

If to the Obligor:

Provena Foods Inc.

5010 Eucalyptus Avenue

Chino, California 91710

Attention:       Thomas J. Mulroney, Chief Financial Officer

Telephone:      (909) 627-1082

Facsimile:       (909) 627-7315

with a copy to counsel:

Procopio, Cory, Hargreaves & Savitch LLP

530 B Street, Suite 2100

San Diego, California 92101-4469

Attention:       Raymond G. Wright

Telephone:      (619) 515-3248

Facsimile:       (619) 235-0398

If to the Credit Bank:

Comerica Bank

333 West Santa Clara Street, MC 4884

San Jose, California 95113

Attention:       Stephen Moore

Telephone:      (408) 556-5369

Facsimile:       (408) 556-5290

with a copy to counsel:

Sheppard, Mullin, Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Attention:       William R. Wyatt

Telephone:      (415) 774-3286

Facsimile:       (415) 434-3947

SECTION 14.6 Participation. The Credit Bank may at any time arrange for other banking institutions of the Credit Bank’s choosing (“Participants”) to participate in all or any portion of the Credit Bank’s obligations under the Letter of Credit, of the obligations of the Obligor relating to the Letter of Credit evidenced hereby and by any Bonds which may be held by the Credit Bank or its nominee (“Participations”). Without in any way limiting the rights of Participants hereunder, the Obligor agrees that Participants shall be entitled to (i) receive copies of all documents furnished to the Credit Bank pursuant to Sections 8.3 and 8.15 hereof (at such addresses as the Credit Bank shall designate from time to time to the Obligor) and (ii) receive the benefits of Sections 3.2 and 3.3 hereof to the extent of their respective Participations. Notwithstanding the Credit Bank’s granting of any Participations, the Obligor shall have the right to continue dealing solely with the Credit Bank and agents of the Credit Bank which have been appointed in writing (as to the appointment of which the Obligor has received written notice). No Participant shall enter into any reimbursement or other similar agreement with the Obligor with respect to the Letter of Credit, this Agreement or any of the Bonds.

SECTION 14.7 Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to the Credit Bank, the determination of such satisfaction shall be made by the Credit Bank in its sole and exclusive judgment exercised in good faith.

SECTION 14.8 Uniform Customs and Practices. This Agreement and the Letter of Credit shall be subject to the Uniform Customs and Practice (a copy of which is available upon request), and, in the event any provision of the Uniform Customs and Practice is or is construed to vary from or be in conflict with any provision of the California Uniform Commercial Code, as from time to time amended and in force (the “Commercial Code”), the Uniform Customs and Practice shall prevail. In addition to other rights of the Credit Bank hereunder or under any application for a Letter of Credit, any action, inaction or omission taken or suffered by the Credit Bank, or by any of its correspondents, under or in connection with the Letter of Credit or any related instruments, documents or property, if in good faith and in conformity with such foreign or domestic laws, regulation or customs as the Credit Bank or any of its correspondents may deem to be applicable thereto, shall be binding upon the Obligor and shall not place the Credit Bank or any of its correspondents under any liability to the Obligor.

SECTION 14.9 Governing Law. This Agreement and (subject to the provisions of Section 14.8) the Letter of Credit shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California, without giving effect to conflicts of law principles. The parties hereby waive, to the fullest extent permitted by law, any rights they may have to a jury trial.

SECTION 14.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 14.11 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

PROVENA FOODS, INC., a California corporation

By:	/s/ THOMAS J. MULRONEY

Name:	Thomas J. Mulroney
Title:	VICE – PRESIDENT

COMERICA BANK

By:	/s/ STEPHEN MOORE

Name:	STEPHEN MOORE
Title:	VICE PRESIDENT